Exhibit 10.14

* * –  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LICENSE AGREEMENT

THIS AGREEMENT dated and effective July 1, 2008, is between the AMERICAN ANIMAL HOSPITAL ASSOCIATION (“AAHA”), with its principal offices located at 12575 W. Bayaud Ave., Lakewood, CO 80228 and MWI Veterinary Supply Co. (“MWI”) with its principal offices located at 651 S. Stratford, Suite 100,  Meridian, Idaho 83680.

WHEREAS,  AAHA is an organization exempt from federal income tax under Section 501(c)(6) of the Internal Revenue Code;

WHEREAS,  MWI is an Idaho for profit corporation engaged in distributing animal health products to veterinarians including members of AAHA;

WHEREAS,  AAHA and MWI desire to enter into an agreement whereby MWI shall be granted an exclusive license to use the registered trademark “AAHA MarketLink” and such other Proprietary Materials as defined in this Agreement solely in connection with the AAHA Marketlink Program (“Program”) whereby MWI shall market and sell veterinary products to AAHA members; and

WHEREAS,  MWI shall market its products to AAHA members in connection with the Program and under the name AAHA Marketlink;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the parties agree as follows:

1.             Statement of Purposes and Objectives.  MWI shall be recognized as the sole AAHA endorsed distributor of veterinary products to AAHA members in connection with the Program.  The overall objective of AAHA in granting a license to MWI is to provide a key economic benefit to AAHA members, generate revenue that can be used by AAHA for its existing programs and services and develop new programs and services that meet the needs of AAHA and its membership.

2.             Relationship of the Parties.  Neither party shall represent or hold itself out to be a legal representative, joint venturer, or partner of the other party.  MWI and AAHA are independent contractors and are not authorized to make any contract, agreement, warranty or representation on behalf of the other party or to create any obligations, express or implied, on behalf of the other party without the prior written consent of that party.

3.             Licensing Royalty and Payments.  In exchange for an exclusive license to use the federally registered mark  “AAHA Marketlink” as well as a non-exclusive license to use the AAHA name (collectively the “Marks”) and the AAHA membership and mailing lists  (all such intellectual property is collectively referred to as “Proprietary Materials”) only in conjunction with the Program,  MWI agrees to:

3.1.          Minimum License Payment.  During the term of this Agreement, and any renewal terms, pay AAHA a minimum license royalty of $25,000 per year. (“Minimum License Payment”) The first installment shall be payable upon execution of this Agreement and subsequent installments shall be payable on July 15th of each year.

3.2.          Yearly Royalty Payment.  For a period no longer then ten (10) years, MWI shall pay an amount equal to 0.10% of the Gross Sales to AAHA members  from July 1 to June 30 (whether purchasing through the Program or MWI) which exceeds the Sales Base, less the Minimum License Payment (“Yearly Payment”).   For purposes of this Agreement, “Gross Sales” shall be defined as MWI’s invoiced sales plus agency orders transmitted by MWI to Merial.  The Yearly Payment shall be payable by MWI to AAHA by July 15th of each year.

3.3.          Sales Base.  The “Sales Base” shall be defined as AAHA Services Corporation’s and MWI’s total revenues and Merial agency sales to AAHA members (whether purchasing through the Program or MWI) for the period from May 1, 2007, through April 30, 2008, equal to /**/.  For a period of sixty (60) days from the effective date of this Agreement, the parties may revise the Sales Base, as applicable, to accurately reflect the total revenues and Merial agency sales to AAHA members (whether purchasing through the Program or MWI) for the period from May 1, 2007, through April 30, 2008.

3.4           Example.  If Gross Sales to AAHA members in year 2009 equaled /**/, the Yearly Royalty Payment due and payble to AAHA would equal /**/ calculated as follows: ((/**/ - /**/) * 0.10%) - $25,000 = /**/.

4.             Usage of License.  This license is solely for use in connection with the Program and may not be used for purposes of suggesting AAHA’s approval or endorsement of any other products or services of MWI.  In the event of termination of this Agreement as provided for in this Agreement, this license will be forfeited immediately by MWI to AAHA.

5.             Usage of Proprietary Materials.  MWI agrees that it will comply with AAHA’s written guidelines with respect to the use of the Marks, as set forth on Exhibit A.  MWI acknowledges and agrees that:  (i) it shall not use the AAHA Marks in a manner likely to diminish the AAHA Marks’ commercial value; (ii) it shall not knowingly permit any third party to use the AAHA Marks unless authorized to do so in writing by AAHA; (iii) it shall not knowingly use or permit the use of any mark, name, or image likely to cause confusion with the AAHA Marks; (iv) it shall not use or permit the use the AAHA Marks in such a manner as to create the impression that AAHA has endorsed, directly or indirectly, any of the goods and services of MWI; (v) all goodwill associated with the Marks and the Program shall inure to

AAHA and all goodwill associated with MWI shall inure to MWI; (vi) the AAHA Marks and the Proprietary Materials are and shall remain the sole property of AAHA; and (vi) nothing in this Agreement shall confer in MWI any right of ownership in the AAHA Marks and the Proprietary Materials and MWI shall not make any representation to that effect, or use the Marks or Proprietary Materials in a manner that suggests that such rights of ownership have been conferred.

6.             Control of AAHA Proprietary Materials.  MWI acknowledges and agrees that AAHA has invested substantial time, money and other resources in the development of its Proprietary Materials.  MWI acknowledges and agrees that the Proprietary Materials and all right, title and interest therein, is and shall remain the exclusive property of AAHA.  AAHA shall have the right to obtain and to hold in its trademarks, servicemarks, copyrights, registrations or such other protection as may be appropriate to protect the Proprietary Materials and MWI shall do nothing to invalidate them.   Nothing contained in this Agreement shall give MWI any right, title or interest in the Proprietary Materials except as specifically provided for in this Agreement.   MWI shall not assign, transfer or otherwise convey its license to use the Proprietary Materials nor grant a sublicense to use the Proprietary Materials to any person, firm or entity, including but not limited to, any parent, subsidiary, associated, affiliated or related company without written approval from AAHA; provided, however, that MWI may license the right to use any of its marks which incorporate the AAHA logo upon prior written approval from AAHA.  Upon MWI becoming aware of the unauthorized use of the Proprietary Materials, MWI agrees to notify AAHA of any unauthorized use of the Proprietary Materials within five (5) days after such unauthorized use comes to the attention of MWI.

7.             Database Services. On a quarterly basis, AAHA shall provide MWI with certain data concerning the current membership of AAHA for the purpose of marketing the Program to AAHA members.  Upon request, AAHA shall provide data in the appropriate format (e.g., electronic medium or mailing labels) to MWI.   Nothing herein shall be construed to grant MWI any ownership rights in or to the data base owned by AAHA.

8.             Participation and Reporting Requirements.   Only current AAHA members, in good standing with AAHA, shall be permitted to participate in the Program.  Except as otherwise required by applicable federal, state, provincial or local laws, rules or regulations, MWI shall distribute and ship products only to the address of the AAHA member as it appears in AAHA’s membership data base and MWI shall take reasonable steps necessary to insure that participating AAHA members do not re-sell products to other veterinarians, other practices (without regard to membership or entity) or to the public through catalogs or other distribution outlets.  On at least a quarterly basis, MWI shall provide AAHA with a list of all AAHA members enrolled in the Program as set forth in this Agreement.   Upon receipt of such list, AAHA will verify that all such AAHA members are in good standing with AAHA, with applicable dues current and paid.   Any persons who are no longer current AAHA members will be identified to MWI and MWI shall advise such persons that they are no longer eligible to participate in the Program.

9.             Inspection and Review.  Upon reasonable notice, AAHA shall have the right, at its own expense and without unduly disrupting the business of MWI, to conduct periodic onsite reviews or audits of MWI’s Program files and information with respect to the computation of the

Yearly Royalty Payment, as described in Section 3.2, and MWI’s use of the Proprietary Materials.

10.           Obligations of MWI.  In addition to its other duties and obligations under this Agreement, MWI represents and warrants to AAHA that it shall:

A.                                   Use its reasonable best efforts to market the Program to AAHA member customers.

B.                                     Meet periodically with AAHA representatives to review the Program, and develop recommendations for consideration by AAHA. MWI and AAHA shall attend such meetings at their own expense.

C.                                     Seek to advise and keep AAHA informed of the relative desirability of the structure of the Program, potential new programs and general trends and changes in the market.

D.                                    With respect to this Agreement and the terms and conditions set forth herein, materially comply with any and all practices and procedures required by the laws or regulations of any state or other jurisdiction.

E.                                      Become aware of other AAHA programs and services to assist MWI in marketing the Program to AAHA members

11.           Obligations of AAHA.  AAHA agrees that it shall provide the following to MWI:

A.                                   Provide access to AAHA membership information, including use of AAHA membership and mailing lists, as set forth in this Agreement.

B.                                     Provide MWI the opportunity to participate as an exhibitor, advertiser, or sponsor in all AAHA programs, publications, and services under the same terms and conditions offered to all commercial companies, and at the same fees as charged to others.

C.                                     At such events that AAHA maintains a special exhibit area to promote AAHA membership and other member benefit programs (such as insurance and retirement programs), AAHA agrees to provide exhibit space within this area to MWI, at a cost equal to that charged to other exhibitors for comparable space.

D.                                    Pay its own costs and expenses necessary in order to carry out its obligations under this Agreement, except as otherwise provided in this Agreement.

E.                                      Provide to MWI verification of the AAHA membership of all AAHA member customers as may be reasonably requested by MWI.

F.                                      Respond to correspondence and inquiries received directly from AAHA members relating to the Program and supply to such members, upon request, MWI brochures and sales materials and refer such persons to MWI.

G.                                     With respect to this Agreement and the terms and conditions set forth herein, materially comply with any and all practices and procedures required by the laws or regulations of any state or other jurisdiction.

13.           Additional Program Development by MWI or AAHA.  MWI and AAHA acknowledge that the Program described in this Agreement is limited to the matters described herein.  Except as otherwise set forth herein or that certain “Asset Purchase Agreement” entered by and between MWI, AAHA and AAHA Services Corporation effective as of July 1, 2008, or the Sponsorship Agreement between MWI and AAHA effecive July 1, 2008, the parties agree that (i) AAHA may in the future develop other programs which are not related to the Program in which AAHA has a proprietary interest in all such additional programs and that MWI will do nothing to interfere with AAHA’s development or marketing of such additional programs, and (ii) this Agreement will not impact or restrict MWI or their affiliates from participation in transactions with other groups of veterinary practices.

14.           Term.  This Agreement shall commence effective July 1, 2008, and shall continue for a period of ten (10) years, and shall automatically renew thereafter for successive one year periods, unless either party shall provide one hundred eighty (180) days written notice, to the other party, electing to not renew the Agreement.  In the event of a renewal of this Agreement, all terms and conditions of this Agreement shall apply to such renewal period.  Notwithstanding the forgoing, in the event of a renewal of this Agreement, Section 3.2 and 3.3 shall terminate in their entirety, and thereafter, the only fees payable under this Agreement, for any renewal term, shall be the Minimum License Payment.

15.           Termination.  Except as otherwise provided herein, this Agreement may be terminated at any time by either party for a breach of any of their respective obligations as set forth in this Agreement upon ninety (90) days written notice to the breaching party.   Breaching party shall have thirty (30) calendar days from the receipt of notice to cure the breach.  If the breaching party fails to cure within the thirty days from the receipt of notice, this Agreement may be immediately terminated by the non-breaching party. Upon termination, MWI shall be obligated to surrender all Proprietary Materials to AAHA as soon as commercially reasonable but no later than thirty (30) days afer termination.  Additionally, upon termination, MWI shall surrender any and all right, title or interest in the Program.

This Agreement may also be terminated upon fifteen (15) days notice by AAHA  or MWI, subject to the right of cure as set forth above, upon the occurrence of any of the following events:

A.                                   MWI’s failure to make any payment of royalty to AAHA when due (provided however that all minimum royalties shall become immediately due and payable as well as the amount for additional royalties based upon a good faith estimate);

B.                                     MWI ceases or threatens to cease to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, admits in writing its inability to pay its debts as they become due, or has a receiver appointed for a substantial part of its assets;

C.                                     The sale, dissolution or liquidation of MWI or the sale of substantially all of MWI’s assets to a non-affiliate provided that AAHA shall consider whether or not to approve any such transfer to a non-affiliate; and

D.                                    A breach by MWI of any of the provisions of this Agreement relating to the use of the Proprietary Materials~~;~~.

16.           Proprietary Materials Protection.    AAHA has all rights in and to the Proprietary Materials.  The Proprietary Materials do not infringe upon or violate any copyright, trade secret, trade name, trademark, servicemark or any other proprietary right of any third party.  If any written claim of infringement is made by any third party against MWI with respect to the Proprietary Materials, MWI shall promptly notify AAHA, and AAHA shall defend and indemnify MWI against such claim.  Should any part of the Proprietary Materials, or in AAHA’s opinion is likely to become the subject  of any claim of infringement, AAHA shall seek to (i) procure the right for MWI to continue to use the Proprietary Materials, or (ii) replace or modify the Proprietary Materials to make them non-infringing; or (iii) terminate this Agreement.

17.           Indemnification.  Each party (“Indemnifying Party”) agrees to indemnify and hold the other party (“Indemnified Party”) and the Indemnified Party’s officers, members, directors, employees or agents harmless from and against any lawsuits, claims, action or causes of action, arising out of, or in connection with, any errors or omissions of the Indemnifying Party, its agents, representatives or employees, with respect to the Indemnifying Party’s duties and obligations set forth in this Agreement.  This obligation includes, but is not limited to, the cost of defense, payment of any judgments and payment of any expenses for attorneys’ fees and other costs which may be incurred.

18.           Disputes.  If a dispute arises between the parties regarding their rights or obligations under this Agreement, the parties shall first attempt to settle the dispute by direct discussions within thirty (30) days.  If the dispute cannot be settled by the parties by direct discussions, then the parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules within thirty (30) days.  Thereafter, any unresolved dispute arising from or relating to this Agreement or a breach of this Agreement shall be resolved as provided by this Agreement and by law; provided, however,in the event of any action relating to the use or misuse of the Proprietary Materials, AAHA may seek injunctive relief in any court of competent jurisdiction

19.           Assignment.  Neither party may assign this Agreement or any of the rights granted hereunder without the prior written approval of the other party.  Any assignment without  both parties prior written approval shall be void.

20.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to this Agreement and any related transactions, and supersedes all prior arrangements, understandings, agreements and covenants among the parties.

21.           Severability.  Should any term of this Agreement be declared by any court of competent jurisdiction to be invalid for any reason, then the remainder of this Agreement shall remain in full force and effect and that portion which is determined to be invalid shall be severed.

22.           Waiver and Amendment.  Any term or condition of this Agreement may be waived at any time by a party entitled to the benefit thereof if such waiver is in writing and signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision of this Agreement.  This Agreement may be amended at any time if such amendment is in writing and signed by each of the parties hereto.

23.           Governing Law.  This Agreement shall be governed by Colorado law.  Any proceeding initiated by MWI arising out of or in connection with this Agreement will be determined solely by the federal court sitting in the  City and County of Denver, Colorado (or, if the federal court denies jurisdiction, the state court sitting in the City and County of Denver, Colorado), and any proceeding initiated by AAHA arising out of or in connection with this Agreement will be determined solely by the federal court sitting in Ada County, Idaho (or, if the federal court denies jurisdiction, the state court sitting in Ada County, Idaho), and the parties consent to the jurisdiction and venue of those courts.

24.           Notice.  Any notice required or permitted to be given to the parties pursuant to the terms of this Agreement shall be sent certified mail, return receipt requested, or by facsimile transmission to the parties at the address stated below.  All notices shall be deemed given when deposited in the mails, postage prepaid.

AAHA:	12575 W. Bayaud Ave.
Lakewood, CO 80228
	ATTN:	John W. Albers, DVM
Executive Director

MWI:	651 S. Stratford, Suite 100
Meridian, Idaho 83680
	ATTN:	Jim Cleary,
Chief Executive Officer

Either party may change the address at which it is to receive notice by notifying the other party in writing of the change.

25.           Representation of Authority.  Both parties represent and warrant that they each have the authority to enter into and carry out all of its obligations set forth in this Agreement.

26.           Amendment to Preserve Exempt Status.  Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall be amended to the extent necessary to preserve the continued qualification of AAHA as an exempt organization under Section 501(c)(6) of the Internal Revenue Code.  In the event that it becomes necessary to amend this Agreement for such purpose, then either party may, in lieu of such amendment, terminate this Agreement by giving thirty (30) days’ notice to the other party.  Notwithstanding the forgoing, in the event this Agreement is terminated pursuant to this Section 26, the parties will attempt, in good faith, to enter a similar agreement consistent with all rules, regulations and laws regarding AAHA’s exempt organization status.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

AMERICAN ANIMAL HOSPITAL ASSOCIATION

By	/s/ John Albers, DVM
Its	Executive Director
Date	7/01/08

MWI VETERINARY SUPPLY CO.

By	/s/ Jim Cleary
Its	Chief Executive Officer
Date	7/1/2008